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                                                                   Exhibit 11

Planet Hollywood International, Inc.
Statement regarding computation of per share earnings (Unaudited)
Stated in thousands of U.S. Dollars, except per share amounts


                                                    Thirteen Weeks Ended               Twenty-Six Weeks Ended
                                                   ----------------------             -----------------------
                                                    6/29/97      6/30/96                6/29/97       6/30/96
                                                   ---------    ---------             ---------     ---------
PRIMARY:

Net earnings available in common shareholders      $  16,287    $     721             $  26,822     $   4,071
                                                   =========    =========             =========     =========

Weighted average shares outstanding:
  Common shares outstanding at end of period         108,784      107,518               108,784       107,518

  Common equivalent shares outstanding at end
  of period                                            2,235        2,821                 2,070         2,821
                                                   ---------    ---------             ---------     ---------

Total common and equivalent common shares
outstanding at end of period                         111,019      110,339               110,854       110,339


Effects of using weighted average common and
common equivalent shares outstanding                    (290)      (5,081)                 (745)    $ (14,305)
                                                   ---------    ---------             ---------     ---------

Shares used in computing earnings per share        $ 110,729    $ 105,258             $ 110,109     $  96,034
                                                   =========    =========             =========     =========
Net Earnings per common and common
equivalent share, primary                          $    0.15    $    0.01             $    0.24     $    0.04
                                                   =========    =========             =========     =========


FULLY DILUTED:

Net earnings available in common shareholders      $  16,287    $     721             $  26,822     $   4,071
                                                   =========    =========             =========     =========

Weighted average shares outstanding:
  Common shares outstanding at end of period         108,784      107,518               108,784       107,518

  Common equivalent shares outstanding at end
  of period                                            3,066        2,821                 3,066         2,821
                                                   ---------    ---------             ---------     ---------

Total common and equivalent common shares
outstanding at end of period                         111,850      110,339               111,850       110,339


Effects of using weighted average common and
common equivalent shares outstanding                    (290)      (5,081)               (1,243)      (14,305)
                                                   ---------    ---------             ---------     ---------
Shares used in computing earnings per share        $ 111,560    $ 105,258             $ 110,607     $  96,034
                                                   =========    =========             =========     =========

Net Earnings per common and common
equivalent share, fully diluted                    $    0.15    $    0.01             $    0.24     $    0.04
                                                   =========    =========             =========     =========
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